2600 Citadel Plaza Drive P. O. Box 924133 Houston, Texas 77292-4133 Information: Richard Summers (713) 866-6050	Exhibit 99.1

Weingarten Realty Investors Announces Third Quarter 2006 Results Including Record Acquisition Volume and Industrial Joint Venture

Houston, (October 30, 2006) - Weingarten Realty Investors (NYSE: WRI) today announced the results of its third quarter ended September 30, 2006, which included substantial progress in its recently communicated new long-term strategy.

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Net income available to common shareholders, on a diluted basis, increased to $104.6 million, compared to $60.3 million in the third quarter of 2005, an increase of 74%. The increase over the prior year was primarily the result of strong gains on sales of properties;

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Funds from operations (FFO), a non-GAAP financial indicator and considered one of the most meaningful performance measurements within the REIT industry, on a diluted per share basis, was $.72 per share compared to $.69 per share for the same quarter of the previous year, a 4% increase. FFO for the current quarter was reduced by approximately $0.02 per share due to the successful disposition of $301 million of non-core properties over the past twelve months;

•	Record acquisition volume in the third quarter added 1,976,000 square feet to Weingarten’s current portfolio, representing a total investment of $424 million;

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As previously announced, a new strategic joint venture was formed with Mercantile Real Estate Advisors, Inc. to acquire and operate industrial properties within target markets across the United States. This joint venture will further diversify Weingarten’s sources of capital and provide the opportunity to enhance our return on investment;

•	Dispositions of non-core properties for the quarter totaled 1,186,000 square feet, provided proceeds of $88.2 million, and generated gains of $45.4 million;

•	Merchant development activities for the quarter provided $3.3 million (net of tax) or $0.04 of FFO per share;

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As previously announced, the company issued $575 million of 3.95% convertible senior notes, due 2026, in the third quarter. The company used the proceeds from the sale of the notes for general business purposes, including the repurchase of 4.27 million of Weingarten Realty’s common shares at a price of $39.26 per share, and to reduce amounts outstanding under its revolving credit facility;

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The Board of Trust Managers declared a dividend of $0.465 per common share for the third quarter of 2006, up from $0.44 per common share in 2005. On an annualized basis, this represents a dividend of $1.86 per common share as compared to $1.76 per common share for the prior year, a 5.7% increase. The dividend is payable on December 15, 2006 to shareholders of record on December 6, 2006; and

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The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE: WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Both preferred share dividends are payable on December 15, 2006 to shareholders of record on December 6, 2006.

Existing Portfolio Strength
During the third quarter of 2006, the Company completed 355 new leases or renewals, totaling 1.3 million square feet with an average rental rate increase of 12.5% on a same-space GAAP basis or 7.3% on a cash basis. Net operating income for retail properties that have been in the portfolio for one year or longer grew 2.9% when compared to the third quarter of 2005.

Occupancy for the retail properties at the end of the third quarter of 2006 was 95.0% and the industrial portfolio closed the quarter at 90.4%. (Industrial revenue represented approximately 8.5% of the total company’s annualized revenue at the end of the third quarter.) In the second quarter, the Company acquired, at below replacement cost, two vacant industrial buildings aggregating 317,000 square feet in San Diego, California, which reduced industrial reported occupancy from 93.2% to the reported 90.4%. Occupancy of the overall portfolio was 94.0% at the end of the quarter. Adjusting for the vacant industrial buildings acquired in San Diego, overall occupancy was 94.6% compared to 94.7% a year ago.

“Our core portfolio continues to perform well as reflected by strong same-space rental rate increases and the continued maintenance of high occupancy levels in the retail portfolio,” stated Johnny Hendrix, Executive Vice President/Asset Management.

Portfolio Enhancements
“During the third quarter, we acquired a record volume of outstanding properties in high barrier to entry locations within high growth markets, representing a total investment of $424 million. Additionally, we have over $460 million of potential acquisitions in various stages of due diligence. Consistent with the new long-term strategy announced earlier, it is possible that some of these acquisitions will be joint-ventured,” stated Candace DuFour, Senior Vice President and Director of Acquisitions. Acquisitions in the third quarter included:

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A portfolio of five retail properties, including four properties in metropolitan Atlanta, Georgia and one in suburban Orlando, Florida. The properties are all new construction and are anchored by strong national retailers including SuperTarget, Home Depot, Circuit City, OfficeMax, Marshalls, Ross Dress for Less, Publix, Linens ‘n Things, and PETCO. This acquisition added more than 880,000 square feet to Weingarten’s portfolio and represented a total investment of $183 million.

❑	As part of a seven center portfolio, five retail properties located in highly desirable locations within Florida’s three largest metropolitan markets of South

Florida, Orlando, and Tampa/St. Petersberg. The remaining two centers were acquired subsequent to quarter end. The centers are leased to a diverse mix of national retailers including Publix, Albertson’s, Bed Bath & Beyond, Ross Dress for Less, Steinmart, TJ Maxx, HomeGoods, CVS, Old Navy, PETCO, and Office Depot. This acquisition added 1,260,000 square feet to Weingarten’s portfolio and represented a total investment of $328 million.

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Mendenhall Commons is an 80,000 square foot grocery-anchored neighborhood shopping center located in the affluent East Memphis submarket of Memphis, Tennessee. The center is anchored by Kroger and is 94.8% occupied.

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Regency Shopping Center, located in Lexington, Kentucky, is a 136,000 square foot shopping center anchored by Kroger (corporately owned), Michael’s and TJ Maxx. It is 91.5% occupied, providing rental income growth opportunities, and represents our third property in Lexington.

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Dallas Commons and Reynolds Crossing are part of a three-center suburban Atlanta, Georgia portfolio acquired by the Company in the second and third quarters. Dallas Commons is a 95,000 square foot shopping center and Reynolds Crossing is a 116,000 square foot shopping center. Both centers are anchored by 70,000 square foot (corporately owned) Kroger supermarkets.

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Quesada Commons and Shoppes of Port Charlotte are two shopping centers, 59,000 and 41,000 square feet respectively, located in Port Charlotte, Florida. The centers are adjacent to one another and are anchored by Publix, Florida’s dominant supermarket chain, PETCO, and Panera Bread and were purchased through our joint venture with AEW.

Year-to-date acquisitions, including the two centers acquired subsequent to quarter end, total a record $710 million.

Industrial Joint Venture
Weingarten and Mercantile Real Estate Advisors, Inc. (“MREA”) formed a strategic joint venture in the third quarter to acquire and operate industrial properties within target markets across the United States. MREA served as investment advisor to the AFL-CIO Building Investment Trust (“BIT”). The BIT is a $2.4 billion bank collective trust fund serving pension plans with union beneficiaries. The joint venture is 80% owned by BIT and 20% owned by Weingarten.

WRI will oversee the acquisition process and the ongoing management and leasing of the properties. Acquisitions will be focused on bulk warehouse and business distribution properties within targeted markets. The partners plan to invest $500 million in total capital over the next two years including leverage targeted at approximately 50% of total capital. As part of this transaction, Weingarten provided the initial “seeding” for the joint venture, contributing sixteen buildings at five properties with a total value of $123 million and aggregating more than two million square feet. The sale of these properties to the joint venture resulted in a gain to Weingarten of $26.9 million. The properties are located in the San Diego, Memphis, and Atlanta markets.

“WRI is very proud to have MREA and BIT as a strategic partner. This joint venture will further diversify Weingarten’s available capital resources, allow for additional growth in our industrial portfolio, and enhance our return on investment,” stated Greg Murphy, Vice President and Director of Industrial Properties.

New Development
The Company currently has 21 properties in various stages of development, up from 16 properties in development at the end of the second quarter. We have invested $130 million to-date on these projects and, at completion, we estimate our total investment to be $346 million. These properties are slated to open in 2007 and 2008 and will add 2.5 million square feet to the portfolio with a projected return on investment in excess of 9%.

In addition to these projects, the Company has significantly increased its development pipeline with 17 development sites under contract, which will add 2.6 million square feet with an investment of approximately $560 million. In addition to the 17 development sites under contract, we have another 33 development sites under preliminary pursuit.

“We are making excellent progress in new development including merchant development activities. Merchant development is a program in which we develop a project with the objective of selling all or part of it, instead of retaining it in our portfolio on a long-term basis. We generated $3.3 million (after-tax) from this program in the third quarter adding $0.04 of FFO per share,” stated Robert Smith, Senior Vice President and Director of New Development.

Disposition of Non-Core Properties
The Company sold five shopping centers and one industrial property during the third quarter representing 1.2 million square feet. These properties were located in Arkansas, Oklahoma, Tennessee, and Texas. Sale proceeds from these dispositions totaled $88.2 million and generated gains of $45.4 million. Over the last twelve months, non-core property sales totaled 3.3 million square feet, generating proceeds of $301 million and gains of $142 million.

Outlook
“We are making great progress in the implementation of our long-term strategy. During the third quarter, we had a record volume of acquisitions in high barrier to entry locations within high growth markets, closed on a new industrial joint venture, recorded merchant development gains of $0.04 per share, sold an additional $88 million of non-core properties, issued $575 million of convertible senior notes, and made significant progress building our new development pipeline. We did this while continuing to produce good results from existing operations. Our year-to-date portfolio net operating income by region is 33% from the Western Region, 38% from the Central Region, and 29% from the Eastern Region and we are only a few quarters into our new strategy. Since we last gave guidance at the end of July, we now have greater clarity on the timing of the many elements of this new strategy, including acquisitions, dispositions, joint ventures, and merchant development. As a result, we are tightening previous FFO guidance for 2006 to $2.81 to $2.85 per share.

Overall, we are pleased with our progress in the third quarter and are optimistic about our ability to execute our new strategy and, when fully implemented, produce strong FFO per share growth,” stated Drew Alexander, President and Chief Executive Officer.

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on Tuesday, October 31, 2006 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 877-519-4471, identification number 7667282 for the following 24 hours.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty Investors (NYSE:WRI) is focused on delivering solid returns to shareholders by actively developing, acquiring, and intensively managing properties in 21 states that span the southern portion of the United States from coast to coast. The Company’s portfolio of 373 properties includes 309 neighborhood and community shopping centers and 64 industrial properties, aggregating 47.5 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,400 tenants comprising approximately 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
STATEMENTS OF CONSOLIDATED INCOME AND FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
Rental Income	$143,965	$129,273	$412,480	$377,671
Other Income	1,323	1,564	4,801	5,212
Total Revenues	145,288	130,837	417,281	382,883
Depreciation and Amortization	32,535	30,113	94,896	87,081
Operating Expense	23,918	19,593	64,317	55,584
Ad Valorem Taxes	19,770	15,942	51,709	45,566
General and Administrative Expense	5,497	4,354	16,500	13,123
Total Expenses	81,720	70,002	227,422	201,354
Operating Income	63,568	60,835	189,859	181,529
Interest Expense	(37,709)	(33,202)	(106,887)	(96,525)
Interest and Other Income	2,788	1,330	4,819	1,758
Equity in Earnings of Joint Ventures, net	2,253	1,895	10,866	4,788
Income Allocated to Minority Interests	(1,676)	(1,385)	(4,977)	(4,530)
Gain on Sale of Properties	26,871	132	27,008	22,111
Gain on Land and Merchant Development Sales	4,504		6,180
Provision for Income Taxes	(1,253)		(1,401)
Income From Continuing Operations	59,346	29,605	125,467	109,131
Operating Income From Discontinued Operations	1,015	4,138	6,611	13,437
Gain on Sale of Properties From Discontinued Operations	45,388	27,740	118,546	45,682
Income from Discontinued Operations	46,403	31,878	125,157	59,119
Net Income	105,749	61,483	250,624	168,250
Less: Preferred Share Dividends	2,526	2,525	7,576	7,576
Net Income Available to Common Shareholders--Basic	$103,223	$58,958	$243,048	$160,674
Net Income Per Common Share--Basic	$1.19	$0.66	$2.75	$1.80
Net Income Available to Common Shareholders--Diluted	$104,578	$60,273	$247,171	$164,562
Net Income Per Common Share--Diluted	$1.15	$0.65	$2.67	$1.77

Funds from Operations:
Net Income Available to Common Shareholders	$103,223	$58,958	$243,048	$160,674
Depreciation and Amortization	31,475	30,807	94,510	90,227
Depreciation and Amortization of Unconsolidated Joint Ventures	1,204	735	3,328	2,578
Gain on Sale of Properties	(72,260)	(27,880)	(145,559)	(67,593)
(Gain) Loss on Sale of Properties of Unconsolidated Joint Ventures		(1)	(4,054)	2
Funds from Operations--Basic	$63,642	$62,619	$191,273	$185,888
Funds from Operations Per Common Share--Basic	$0.74	$0.70	$2.16	$2.08
Funds from Operations--Diluted	$64,997	$63,934	$195,396	$189,776
Funds from Operations Per Common Share--Diluted	$0.72	$0.69	$2.11	$2.04
Weighted Average Shares Outstanding--Basic	86,567	89,257	88,476	89,186
Weighted Average Shares Outstanding--Diluted	90,610	93,316	92,528	93,126

	Sepember 30,	December 31,
	2006	2005
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$4,397,465	$4,033,579
Accumulated Depreciation	(690,738)	(679,642)
Investment in Real Estate Joint Ventures	120,891	84,348
Notes Receivable from Real Estate Joint Ventures and Partnerships	28,099	42,195
Unamortized Debt and Lease Costs	123,947	95,616
Accrued Rent and Accounts Receivable, net	91,488	60,905
Cash and Cash Equivalents	187,036	42,690
Restricted Deposits and Mortgage Escrows	100,038	11,747
Other	70,945	46,303
Total Assets	$4,429,171	$3,737,741

Debt	$2,991,307	$2,299,855
Accounts Payable and Accrued Expenses	110,553	102,143
Other	127,654	102,099
Total Liabilities	3,229,514	2,504,097

Minority Interest	90,446	83,358

Preferred Shares of Beneficial Interest	4	4
Common Shares of Beneficial Interest	2,576	2,686
Additional Paid in Capital	1,129,176	1,288,432
Accumulated Dividends in Excess of Net Income	(12,839)	(132,786)
Accumulated Other Comprehensive Loss	(9,706)	(8,050)
Total Shareholders' Equity	1,109,211	1,150,286
Total Liabilities and Shareholders' Equity	$4,429,171	$3,737,741